Exhibit 99.2

The Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Financial Statements

As of and for the year ended December 31, 2022

With Independent Auditor’s Report

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Contents

Independent Auditors’ Report	3
Combined Statement of Income	5
Combined Statement of Comprehensive Income	6
Combined Balance Sheet	7
Combined Statement of Cash Flows	8
Combined Statement of Changes in Parent Company Net Investment	9
Notes to the Combined Financial Statements	10
Note 1 – Description of the Business and Basis of Presentation	10
Note 2 – Summary of Significant Accounting Policies	11
Note 3 – Revenue from Contracts with Customers	17
Note 4 – Inventories	18
Note 5 – Fixed Assets	18
Note 6 – Intangible Assets	19
Note 7 – Receivables	19
Note 8 – Financial Liabilities	20
Note 9 – Other Current Liabilities and Provisions	20
Note 10 – Leases	21
Note 11 – Income taxes	22
Note 12 – Management of Financial Risks	25
Note 13 – Related Party	26
Note 14 – Commitments and Contingencies	26
Note 15 – Subsequent Events	27

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Independent Auditors’ Report

The Board of Directors

Schenck Process Holding GmbH

Report on the Audit of the Combined Financial Statements

Opinion

We have audited the combined financial statements of Schenck Food and Performance Materials Business (the Company), which comprise the combined balance sheet as of December 31, 2022, and the related combined statement of income, statement of comprehensive income, changes in parent company net investment, and cash flows for the year then ended, and the related notes to the combined financial statements.

In our opinion, based on our audit, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined financial statements are issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kansas City, Missouri

August 25, 2023

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statement of Income

(Dollars in thousands)

For the year ended December 31, 2022
Revenue	$521,913
Cost of goods sold	(373,712)
Gross Profit	148,201
Marketing and selling expenses	69,774
Research and development costs	10,271
General and administrative expenses	38,019
Operating income	30,136
Foreign currency gain, net	526
Interest expense	(1,395)
Income before income taxes	29,267
Income taxes	(4,881)
Net income	$24,386

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statement of Comprehensive Income

(Dollars in thousands)

For the year ended December 31, 2022
Net income	$24,386
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(1,662)
Total other comprehensive income (loss), net of tax	(1,662)
Comprehensive income	$22,724

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Balance Sheet

(Dollars in thousands)

December 31, 2022
Assets
Current assets:
Cash	$14,837
Restricted cash	999
Trade receivables less allowance for credit losses of ($470)	85,378
Inventories	61,417
Income tax receivables	4,056
Contract assets	14,303
Prepaid and other current assets	19,510
Total current assets	200,500
Goodwill	174,657
Intangible assets, net	155,697
Fixed assets, net	34,426
Other non-current assets	773
Total Assets	$566,053
Liabilities and Parent Company Net Investment
Current liabilities:
Trade payables	$63,048
Contract liabilities	69,871
Financial liabilities - current	25,233
Payments received on account of orders	45,702
Other provisions - current	17,610
Other current liabilities	23,415
Total current liabilities	244,880
Deferred tax liabilities	4,174
Income tax liabilities – non-current	1,210
Financial liabilities - non-current	10,105
Other provisions - non-current	1,952
Total Liabilities	262,322
Net parent investment	302,960
Accumulated other comprehensive income	771
Total Parent Company Net Investment	303,731
Total Liabilities and Parent Company Net Investment	$566,053

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statement of Cash Flows

(Dollars in thousands)

For the year ended December 31, 2022
Cash Flows from Operating Activities:
Net income	$24,386
Adjustments to reconcile net income to net cash provided by operating activities:
Interest expense from lease liabilities	390
Other interest and financing expenses	979
Depreciation and amortization	20,446
Deferred taxes	(1,464)
Gains on the disposal of fixed assets	(57)
Changes in assets and liabilities:
Change in inventories	(15,967)
Change in receivables	(27,478)
Change in contract assets	(1,223)
Change in other assets	(9,402)
Change in trade payables, contract liabilities and advance payments received	28,405
Cash outflows from payments in connection with lease agreements	(1,205)
Changes in other provisions	(1,102)
Change in other liabilities	2,725
Change in income taxes receivable and payable	(2,043)
Change in other operating assets and liabilities	35
Net cash provided by operating activities	17,425
Proceeds from the disposal of fixed assets	299
Cash outflows from expenditures on fixed assets	(6,135)
Net cash used in investing activities	(5,836)
Cash outflows from payments in connection with finance lease agreements	(1,152)
Cash inflows from factored receivables	16,655
Net transfers to Parent	(23,478)
Net cash used in financing activities:	(7,975)
Effect of exchange-rate changes on cash	112
Net change in cash	3,726
Cash and restricted cash at beginning of year	12,110
Cash and restricted cash at end of year	$15,836
Cash paid for income taxes	$8,496

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statement of Changes in Parent Company Net Investment

(Dollars in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Parent Company Net Investment
Balance as of December 31, 2021	$302,051	$2,433	$304,484
Net income	24,386	-	24,386
Other comprehensive loss	-	(1,662)	(1,662)
Net transfers to Parent	(23,478)	-	(23,478)
Balance as of December 31, 2022	$302,960	$771	$303,731

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Notes to the Combined Financial Statements

(in thousands, unless otherwise stated)

Note 1 – Description of the Business and Basis of Presentation

Description of the Business

Schenck Food and Performance Materials Business (“FPM,” “the Company,” “our,” or “we”), component of Schenck Process Group (“Schenck”, “Group”, or “the Parent”), is headquartered in Kansas City, Missouri, with operations primarily in the United States, the United Kingdom, Thailand, and Brazil, with approximately 85% of revenues generated in North America. FPM specializes in the design, manufacturing, and service of, among other technologies, feeding, filtration, baking, depositing, milling, and material handling equipment, and systems for the food, plastics, chemicals, and construction material industries.

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company historically operated as consolidated businesses of Schenck. As such, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of Schenck and include Schenck Process Holding North America Inc. and subsidiaries and Baker Perkins Holdings Limited and subsidiaries. The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as a separate, stand-alone business during the periods presented. Our Combined Statement of Income includes all revenues and costs directly attributable and allocated to the Company, including costs for facilities, functions and services used by the Company. The Company relied on Schenck’s corporate, shared services, and supply chain functions for its business. Therefore, certain corporate and shared costs have been allocated to the Company including: (i) certain costs related to support functions that are provided on a centralized basis within Schenck, including expenses for executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions and (ii) certain supply chain costs incurred by Schenck, including quality, product sourcing, engineering, technical services and other supply chain support functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue, headcount, or other allocation methods depending on the nature of the services.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company operated as a standalone company. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company’s employees, and other strategic decisions. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Schenck utilizes a centralized approach to treasury, cash management and financing its operations. The cash and cash equivalents held by Schenck at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s Combined Balance Sheet. Cash in the Combined Balance Sheet represent cash held by legal entities of the Company that are specifically attributable to the Company. Schenck’s external debt and related expense have not been attributed to the Company for the periods presented because Schenck’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and Schenck have been included in the combined financial statements and are deemed to have been effectively settled for cash at the time the transaction is recorded, unless otherwise noted. See Note 13 – Related party receivables from affiliated entities for additional information on transactions between the Company and Schenck.

A net parent investment is shown in lieu of common stock and retained earnings accounts in the combined financial statements. The total net effect of the settlement of the transactions between the Company and Parent, exclusive of those historically settled in cash, is reflected in the combined statements of cash flows in cash flows from financing activities as net transfers (to) from parent and in the combined balance sheet as Net Parent Investment.

The Group consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) and the reporting currency is Euro (“EUR”). Hence appropriate US GAAP conversion adjustments were made to prepare the combined financial statements of the Company in accordance with US GAAP and presented in US dollars.

Note 2 – Summary of Significant Accounting Policies

Estimates and Assumptions

The preparation of the combined financial statements in conformity with US GAAP requires management to make estimates based on assumptions about current, and for some estimates, future, economic, and market conditions, which affect the reported amounts and related disclosures in the combined financial statements. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Although our estimates contemplate current and expected future conditions, as applicable, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, financial position, and cash flows.

Significant items subject to such estimates and assumptions include the useful life of fixed assets, the recognition and measurement of provisions, the measurement of intangible assets and realization of receivables through the recognition of valuation allowances and income tax uncertainties.

Significant Accounting Policies

Revenue Recognition

The Company’s revenue consists of: 1) project- based contracts to provide customer-specific equipment and services including among others, design, manufacturing and installation; and 2) the sale of standardized devices, systems and equipment, including software.

The Company evaluates and records revenue using a five-step model which requires the following: 1) identify the contract with the customer; 2) identify the performance obligations in the contracts; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations; and 5) recognize revenue upon transferring control to the customer either over time or at a point in time based upon the type of arrangement with the customer.

For the project-based contracts we typically conclude that there is a single performance obligation because the promises in the contract are highly interrelated or comprise a series of distinct services performed over time. For these contracts we have concluded that control transfers continuously over the contract because the contracts require the customer to pay for costs incurred plus a reasonable profit and to take control of work-in-process. Revenue is recognized over time and based on the extent of progress toward completion using a cost-to-cost measure as it best depicts the transfer of control to the customer. Under the cost-to-cost measure, extent of progress toward completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion which results in revenue being recorded proportionally as costs are incurred. Contract costs consist of direct costs on contracts, including labor, materials, amounts payable to subcontractors and those indirect costs related to contract performance, such as equipment costs, insurance, and employee benefits. When contracts are modified, the additional goods or

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

services are generally not distinct from those already provided and as a result, these modifications form part of an existing contract which results in the Company recognizing a cumulative catch-up to revenue and gross profit. Additionally, the Company periodically updates the estimates of the costs to complete the project which results in cumulative catch-up adjustments to revenue and gross profit. Since contracts extend over a period of time (generally less than 2 years), the impact of revisions in revenue and costs estimates may impact current period earnings. Additionally, if the estimates to complete indicate an overall loss on the contract, a provision is made for the total anticipated loss in the period it becomes evident.

Standardized product sales transactions are recorded as a single performance obligation with revenue recognized at the point in time the customer takes control of the goods which is usually upon delivery or upon formal acceptance by customer if agreed to with the customer.

The Company invoices its customer in accordance with an agreed upon billing schedule which sometimes is either before or after the revenue is recognized and results in the Company recording contract assets and liabilities (see Note 3 for further information regarding contracts assets and liabilities). Most invoices are due within 30 to 60 days.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in cost of goods sold as incurred. Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

The transaction price is the amount of consideration the Company expects to receive under the arrangement. The Company is required to estimate variable consideration (if any) and to factor that estimate into the determination of the transaction price. The Company may offer sales incentives to customers, including discounts. In the case of standardized product sales, the Company has significant experience with returns and refund patterns and relied on this experience in its determination that expected returns are not material; therefore, returns are not considered when determining the transaction price.

Warranty and Related Obligations

The Company offers standard assurance type warranties for a specific period, which are not separate performance obligations. In case of products/services that fail to conform to the warranties, the purchasers are entitled to, at the Company’s option, replacement of the goods and/or reperformance of the services, or refund of the purchase price. Warranty costs are expensed as incurred and charged to cost of goods sold. We record accruals for potential warranty claims based on prior product warranty experience. The warranty accrual for the year ended December 31, 2022, was $5.9 million, which was included in our Combined Balanced Sheet within Other Provisions. The warranty accrual is reviewed on a quarterly basis based upon management’s assessment of past claims and experience. However, actual claims could be higher or lower than amounts estimated, as the amount and value of warranty claims are subject to variation as a result of many factors that cannot be predicted with certainty.

Research and development costs

Research and development (“R&D”) expenses relate to the development of new and improved products, technical product support and compliance with governmental regulation. Costs relating to research and development activities are expensed as incurred.

Commitments and Contingencies

We record accruals for commitments and loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount of loss, and these assessments can involve a series of complex judgments about future events and

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

may rely on estimates and assumptions that have been deemed reasonable by management. We review these accruals at the end of each reporting period and adjust the accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other current information. See Note 14 for additional information.

Foreign Currency

The functional currency for our foreign subsidiaries is generally the local currency. When the functional currency is not the U.S. Dollar, asset and liability accounts are translated at the exchange rate in effect at the end of each period and income and expense accounts are translated at the average rates of exchange prevailing during the period. Gains and losses resulting from foreign currency translation from period to period are included in accumulated other income (“AOCI”). The beginning and ending amounts of cumulative translation adjustments for the year ended December 31, 2022, were $2.4 million and $0.7 million respectively.

Transactions in foreign currencies other than the functional currency are measured at the transaction date and remeasured until settled. Gain or losses from foreign currency transactions are reported in our Combined Statement of Income within Foreign currency gain, net.

Income taxes

The Company operates in numerous countries and, consequently, is subject to various tax authorities. The determination of tax liabilities requires a wide range of management assumptions. However, there is no guarantee that the actual outcome of unforeseeable events will correspond to the assumptions made. Any differences may have an effect on the tax liabilities or deferred taxes in the related year. The tax provision and current and deferred tax balances have been prepared on a separate-return basis as if the Company were a separate filer.

Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.

As a result of applying the separate-return basis approach, actual tax transactions included in the consolidated financial statements of FPM may not be included in the consolidated financial statements. Similarly, the tax treatment of certain items reflected in the consolidated financial statements may not be reflected in the consolidated financial statements and tax returns of FPM. Therefore, portions of items such as net operating losses (“NOLs”), credit carryforwards, interest expense limitation carryforwards, other deferred taxes, and valuation allowances may exist in the consolidated financial statements that may or may not exist in FPM’s consolidated financial statements and vice versa. The income taxes of the Company as presented in the consolidated financial statements may not be indicative of the income taxes that the Company will incur in the future.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. Our income tax filings are regularly under audit in multiple federal, state and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Because income tax adjustments in certain jurisdictions can be significant, we record accruals representing management’s best estimate of the probable resolution of these matters. To the extent additional information becomes available, such accruals are adjusted to reflect the revised estimated probable outcome.

We record liabilities for uncertain income tax positions based on a two-step process. The first step is recognition, where we evaluate whether an individual tax position has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes. For tax positions that are currently estimated to have a less than 50% likelihood of being sustained, no tax benefit is recorded. For tax positions that have met the recognition threshold in the first step, we perform the second step of measuring the benefit to be recorded. The actual benefits ultimately realized may differ from our estimates. In future periods, changes in facts, circumstances, and new information may require us to change the recognition and

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recorded in the consolidated statement of income and consolidated balance sheet in the period in which such changes occur.

When estimating the recoverability of deferred tax assets, management evaluates the extent to which there are more reasons for than against realization. Whether the deferred tax assets can actually be realized will depend on whether sufficient taxable income can be generated in the future against which temporary differences or tax loss carryforwards may be offset. To this end, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Intangible assets

Intangible assets include goodwill, trademark rights, customer relationships, technologies and other intangible assets (customer relationships, patents, software, licenses, and similar rights).

Goodwill has an indefinite useful life and is not amortized. The Company carries out an impairment test on goodwill once annually and, if necessary, on a case-by-case basis when there are indications of impairment. Impairment tests on goodwill are performed at the reporting unit level, which has been concluded to commensurate with the Company level. If the fair value of the reporting unit is below the carrying amount of the goodwill, the goodwill is impaired.

Intangible assets that were acquired for consideration are recognized at cost. Intangible assets, with the exception of goodwill and a portion of trademark rights have finite useful lives and the cost of the intangible asset is amortized on a straight-line basis over the asset’s estimated useful life. Intangible assets are tested for impairment annually, and more frequently when there is a triggering event. Annually, or when there is a triggering event, the Company first performs a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the intangible assets are impaired; this includes considering any potential effect on significant inputs to determining the fair value of the intangible assets. When it is more likely than not that an intangible asset is impaired, then the Company calculates the fair value of the intangible asset and performs a quantitative impairment test. There was no impairment loss related to intangible assets recognized for the year ended December 31, 2022.

The useful lives of intangible assets are as follows:

Useful life in years
Trademark rights	8 to 9
Technologies	7 to 16
Customer relationships	1 to 25

Fixed Assets

Property and equipment are stated at historical cost and are depreciated using the straight-line method over their estimated useful lives. The useful lives of property and equipment are as follows:

Useful life in years
Computer hardware	1 to 5
Operating and office equipment	1 to 10
Machinery and equipment	1 to 10
Buildings, improvements and fittings	2 to 30

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Repairs and maintenance costs are expensed as incurred. Major improvements that extend the life or increase the capacity of property owned are capitalized. Major improvements to leased buildings are capitalized as leasehold improvements.

Impairment of Long-Lived Assets

The Company periodically evaluates long-lived assets, which includes fixed assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company determines if the assets are recoverable by comparing the sum of the undiscounted future cash flows to the carrying value. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. Impairment is recognized when the carrying amount of an asset exceeds its fair value. There was no impairment loss related to fixed assets recognized for the year ended December 31, 2022.

Restricted Cash

The Company has a restricted cash balance held with a financial institution to facilitate bank guarantees issued in the form of letters of credit on behalf of a customer. The restricted cash is held pursuant to an agreement with the financial institution, which specifies that the funds are held as collateral for the bank guarantees. The restricted cash becomes accessible upon the successful fulfillment and completion of the customer orders for which the bank guarantees were granted. The Company anticipates that the release of restricted cash upon the satisfaction of these obligations will have no significant impact on its liquidity or cash flows.

Inventories

Inventories are measured at the lower of cost or net realizable value. Cost is determined using average costs or in accordance with the “first in – first out” (FIFO) method. The cost of finished products inventories includes raw materials, direct labor, certain freight and warehousing costs, indirect production, and overhead costs.

Leases

The Company, at the inception of the contract, determines whether a contract is or contains a lease. The Company records right-of-use assets and lease obligations for its finance and operating leases with a term greater than 12 months, which are initially recognized based on the discounted future minimum lease payments over the term of the lease. The Company has elected the short-term practical expedient for short-term leases with an initial term of 12 months or less. As a result, the Company does not apply balance sheet recognition for these short-term leases and records lease expense on a straight-line basis over the lease term.

The Company uses the implicit rate in the lease, if available, for calculating the present value of the lease payments. If the implicit rate is not readily determinable, the Company will use the applicable incremental borrowing rate in calculating the present value of the sum of the lease payments. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. If that rate cannot be readily determined, the Company’s incremental borrowing rate is used. The Company normally uses its incremental borrowing rate as the discount rate. To determine its incremental borrowing rate, the Company obtains interest rates from various external financing sources and applies certain adjustments taking into account the issued bonds, in order to reflect the lease terms and the type of underlying asset. The lease payments included in the measurement of the lease liability comprise the following:

-	fixed payments (including in-substance fixed payments);
-	amounts expected to be payable by the lessee under residual value guarantees.
-	the exercise price of a purchase option if the Company is reasonably certain to exercise that option;

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

and payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The Company evaluates renewal options at lease inception and on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities.

The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company recognizes interest expense and depreciation expense for finance leases. Depreciation expense for assets held under finance leases are computed using the straight-line method over the lease term or useful life for leases that contain a transfer of title or reasonably certain purchase option. The Company elected to combine lease and non-lease components for all asset classes in determining the lease liability.

The Company’s real estate leases include base rent escalation clauses. The majority of these are based on the change in a local consumer price or similar inflation index. Payments that may vary based on an index or rate are included in the measurement of our right-of-use assets and lease liabilities at the rate as of the commencement date. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.

Assets and liabilities from contracts with customers

Contract assets primarily relate to amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to a receivable (billed or unbilled) once the right to payment is unconditional. Contract liabilities, or deferred revenue, are recorded for amounts collected in advance of the satisfaction of contractual performance obligations. Contract assets and liabilities are reported as separate items in the Combined Balance Sheet.

Financial instruments

Trade Receivables

Trade receivables are amounts owed by customers for goods and services sold during the ordinary course of the business. They generally fall due within 30 days and are therefore classified as current. Trade receivables are presented net of an allowance for credit losses. The allowance for credit losses represents the Company’s estimate of probable credit losses relating to trade receivables. The Company uses various methods as deemed appropriate to make this estimate. Methods include leveraging historical information relating to the timing of payments, assessing current conditions, using reasonable and supportable forecasts, and aging analysis with specified reserves depending on the aging “bucket”. Trade receivables are written off when it is reasonably determined that they are no longer realizable (default event).

Receivables Factoring Arrangement

The Company has an account receivable financing arrangement (“Arrangement”) with a financial institution (“Factor”). The maximum value of the Arrangement is $30.0 million on December 31, 2022. Pursuant to the terms of the Arrangement, the Company sells certain accounts receivable assets to the Factor. At time of sale 85% of the accounts receivable asset sold is remitted by the Factor to the Company. The final 15% is remitted to the Company at time of customer collection. In accordance with ASC 860, Transfers and Servicing (“ASC 860”), this arrangement is not deemed a true sale, as the Company retains effective control over the transferred receivables. As such, the Company continues to report the transferred financial assets as Trade Receivables in its Combined Balance Sheet with no change in the assets’ measurement, and recorded amounts payable to the Factor as secured borrowings. As of December 31, 2022, the Company’s liability under this arrangement was $23.1 million which is included in Financial Liabilities in the Combined Balance Sheet. The cost of factoring is included as a component of general and administrative expenses in the accompanying Combined Statement of Income. During the year ended December 31, 2022, the Company incurred $0.9 million in factoring discount.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Allowances for Credit Losses

When we record trade receivables and contract assets, we maintain an allowance for credit losses for the current expected credit losses. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment. Financial assets for which there is objective evidence of an impairment are credit-impaired and are subject to specific valuation allowance. Trade receivables and contract assets are presented net of an allowance for credit losses and impairment losses, if any.

Retirement Plans

Defined Contribution Plans

The Company’s employee participates in defined contribution retirement plans. The Company has defined contribution plans in domestic and international locations under which the Company matches a portion of the employee's contributions and may make discretionary contributions to the plans. The Company's contributions were $5.1 million, which was recorded in Combined Statement of Income within general and administrative expenses for the year ended December 31, 2022.

Advertising Costs

The advertising costs are expensed as incurred and the balances are included in the Combined Income Statement within marketing and selling expenses. The total amount of advertising expense was $0.3 million for the year ended December 31, 2022.

New Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13. ASU 2016-13 changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables, based on historical experience, current conditions, and reasonable and supportable forecasts. The requirements of ASU 2016-13 are to be applied on a modified retrospective basis, which entails recognizing the initial effect of adoption in retained earnings. The Company has not adopted this guidance on our combined financial statements and is continuing to assess the impact of the guidance.

Note 3 – Revenue from Contracts with Customers

(i)            Disaggregation of Revenue

The Company disaggregates its revenue from contracts with customers by geography and timing (at a point in time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Year ended December 31, 2022
Timing of revenue recognition
At a point in time	$227,847
Over time	294,066
Total Revenue from contracts with customers	$521,913

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Year ended December 31, 2022
Revenue from
United States	$428,583
Other Americas	36,459
Asia and Oceania	32,386
Europe and Africa	24,485
Total Revenue	$521,913

(ii)            Receivables and assets and liabilities from contracts with customers

The balance in contract assets from project-based contracts at December 31, 2022 and 2021 was $14.3 million and $13.5 million, respectively. The change was driven by the impact of revenue recognized prior to billings. The balance in the contract liabilities at December 31, 2022 and 2021 was $69.9 million and $66.2 million, respectively, and consists primarily of cash payments received or due in advance of satisfying performance obligations. The revenue recognized for the year ended December 31, 2022 related to the contract liabilities balance at the beginning of the year was $64.2 million. The balance in Trade Receivables at December 31, 2021 was $58 million.

Note 4 – Inventories

Inventories were comprised of the following at the end of each period:

As of December 31, 2022
Raw materials and supplies	$38,625
Work in progress	19,697
Finished goods and merchandise	3,095
Inventories	$61,417

Note 5 – Fixed Assets

The gross carrying amount and accumulated depreciation of property, plant and equipment were comprised of the following at the end of each period:

As of December 31, 2022
Land, land rights and buildings	$13,780
Technical equipment and machinery	12,585
Other equipment, operating and office equipment	10,125
Tangible assets in course of construction	1,110
Property, plant and equipment, gross	37,600
Less: accumulated depreciation	(13,408)
Property, plant and equipment, net	$24,193

Depreciation expense was approximately $ 5.5 million for the fiscal years ended December 31, 2022, of which $2.7 million was recorded to cost of goods sold for the fiscal years ended December 31, 2022.

Property, plant and equipment are included within fixed assets on the Combined Balance Sheet which also includes right of use assets of $10.2 million.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

The Company recorded an asset retirement obligation in connection with a leased facility of $1.7 million as of December 31, 2022 and 2021. The balance is included in the Combined Balance Sheet within other non-current provisions. The measurement of the obligation is based on the estimated present value of the potential future costs associated with restoring the leased facility to its original condition. The Company does not expect to move out of this warehouse in the foreseeable future.

Note 6 – Intangible Assets

The gross carrying amount and accumulated amortization of indefinite-lived intangible assets were comprised of the following:

	As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Net carrying amount
Goodwill	$174,657	$-	$174,657
Trademark rights	37,642	-	37,642
Total	$212,299	$-	$212,299

The gross carrying amount and accumulated amortization of the finite intangible assets were comprised of the following:

	As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Net carrying amount
Trademarks rights	$6,275	$(2,364)	$3,912
Customer relationships	130,794	(44,085)	86,709
Technologies	45,116	(18,847)	26,269
Other intangible assets	1,528	(363)	1,165
Total	$183,713	$(65,658)	$118,055

Amortization expense was approximately $15.0 million for the year ended December 31, 2022, which was included in cost of goods sold, and operating expenses in the Combined Statement of Income.

The estimated aggregate amortization expense on the intangible asset owned by the Company and being amortized as of December 31, 2022, is expected to be as follows:

Amortization
2023	$14,986
2024	14,986
2025	14,788
2026	14,599
2027	14,321
Total	$73,680

Note 7 – Receivables

The following table summarizes our receivables and associated allowance for credit losses.

As of December 31, 2022
Trade receivables, gross	$85,848
Less: Allowance for credit losses	(470)
Trade receivables, net	$85,378

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

The following table displays our allowance for credit losses for receivables and contract assets.

As of December 31, 2022
Allowance for credit losses – trade receivables	$(468)
Allowance for credit losses – factoring receivables	(2)
Total allowance for credit losses – receivables	(470)
Allowance for credit losses – contract assets	(5)
Total allowance for credit losses	$(475)

Note 8 – Financial Liabilities

The financial liabilities were comprised of the following at the end of period:

As of December 31, 2022
Lease obligations, current	$1,178
Factoring liability	23,985
Other	70
Total financial liabilities, current	$25,233

Lease obligations, non-current	$9,545
Other	560
Total financial liabilities, non-current	10,105
Total financial liabilities	$35,338

Note 9 – Other Current Liabilities and Provisions

The other liabilities were comprised of the following:

As of December 31, 2022
Vacation and salary accrual	$6,880
Third party commissions	6,605
Accrual for invoices not received	5,895
Value added tax	1,976
Other	2,060
Total other current liabilities	$23,415

The other provisions were comprised of the following:

As of December 31, 2022
Warranties	$5,863
Bonus	6,550
Other	5,197
Total other provisions, current	$17,610

Asset Retirement Obligations	$1,728
Other	224
Total other provisions, non-current	1,952
Total other provisions	$19,562

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Note 10 – Leases

Lease assets and liabilities related to the Company's operating leases and finance leases are reported in the following Combined Balance Sheet captions:

Assets	Balance Sheet Captions	As of December 31, 2022
Operating lease right of use assets	Fixed assets	$8,820
Finance lease right of use assets	Fixed assets	1,413
Total lease assets		$10,233

Current:
Operating lease liabilities	Financial liabilities - current	$555
Finance lease liabilities	Financial liabilities - current	623
Long term:
Operating lease liabilities	Financial liabilities - non-current	9,019
Finance lease liabilities	Financial liabilities - non-current	526
Total lease liabilities		$10,723

Dependent on the nature of the leased asset, lease expense is included within cost of goods sold, marketing and selling, research and development, or general and administrative expenses. The primary components of lease expense were as follows:

Year ended December 31, 2022
Operating lease cost:
Lease cost	$1,300
Total operating lease cost	1,300

Finance lease cost:
Amortization of right of use lease assets	895
Interest on lease liabilities	390
Total finance lease cost	1,285

Total lease cost	$2,584

Lease terms and discount rates were as follows:

As of December 31, 2022
Weighted-average remaining lease term (in years) - operating leases	8.6
Weighted-average remaining lease term (in years) - finance leases	2.0
Weighted-average discount rate - operating leases	2.0%
Weighted-average discount rate - finance leases	6.3%

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Contractual maturities of lease liabilities as of December 31, 2022 were as follows:

Fiscal Year	Finance Leases	Operating Leases	Total
2023	$682	$1,178	$1,861
2024	413	1,540	1,953
2025	102	1,540	1,643
2026	25	1,540	1,565
2027 and thereafter	-	6,653	6,653
Total lease payments	1,223	12,453	13,675
Less: Interest	(74)	(2,879)	(2,953)
Present value of lease liabilities	$1,149	$9,574	$10,723

Other supplemental cash flow information related to leases were as follows:

Year ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,124
Operating cash flows from finance leases	81
Financing cash flow from finance leases	1,152
Lease assets obtained in exchange for lease obligations:
Finance leases	76

Note 11 – Income taxes

The tax provisions have been prepared on a separate return basis as if the Company was a separate group of companies under common ownership. The operations have been combined as if the Company was filing on a combined basis for U.S. federal, U.S. state and non-U.S. income tax purposes, where allowable by law.

The components of income from continuing operations before income taxes were as follows:

Year ended December 31, 2022
U.S. operations	$35,343
Foreign operations	(6,076)
Income from operations before income taxes	$29,267

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Income tax expense in the consolidated statement of income consisted of the following:

Year ended December 31, 2022
Current
Federal	$3,836
Foreign	728
State and Local	1,944
Deferred
Federal	898
Foreign	(1,917)
State and Local	(608)
Total income tax expense	$4,881

A reconciliation between the federal statutory tax rate and the effective tax rate is as follows:

Year ended December 31, 2022
Income tax expense computed at federal statutory income tax rate	$6,146
State and local income taxes, net of federal tax benefit	1,516
Effects of rates different than statutory	166
Changes in valuation allowances	(116)
R&D credit	(3,476)
Net adjustments for uncertain tax positions	1,210
Foreign withholding tax expense	633
Foreign derived intangible income (FDII)	(578)
Deferred tax impact of rate changes	(275)
Miscellaneous other, net	(345)
Income tax expense as reported	$4,881
Effective income tax rate	16.7%

A reconciliation of the beginning and ending amount of unrecognized tax benefits (“UTBs”) is as follows:

As of December 31, 2022
Unrecognized tax benefits—beginning of year	$13,016
Gross additions—current year tax positions	1,549
Gross additions—prior year tax positions	60
Gross reductions—prior year tax positions	0
Gross reductions—settlements with taxing authorities	(54)
Unrecognized tax benefits—end of year	$14,571

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

The amount of UTBs that, if recognized as of December 31, 2022, would affect the Company’s effective tax rate is $14.5 million. It is reasonably possible that, within the next twelve months, total UTBs may decrease in the range of $0.2 to $3.1 million primarily as a result of the conclusion of certain U.S. federal income tax proceedings.

The Company classifies interest and penalty accruals related to UTBs as income tax expense. In 2022, the Company recognized a negligible interest and penalty expense. As of December 31, 2022, the Company had negligible accruals for the payment of interest and penalties.

Within the Combined Balance Sheet, the liability associated with unrecognized tax benefits is reflected within the Income tax liabilities – non-current caption. Unrecognized tax benefits are reported as a reduction of a deferred tax asset to the extent the recognition of the benefit would impact the deferred tax asset, pursuant to ASU 2013-11.

The Company files income tax returns in the U.S., various states and foreign jurisdictions. Certain subsidiaries of the Company are currently under examination by the U.S. Internal Revenue Service for the periods related to 2018, and all subsequent tax years remain open under statute. In addition to the U.S., the Company has tax years that remain open and subject to examination by tax authorities in the United Kingdom for years after 2020.

The components of net deferred tax assets (liabilities) are as follows:

As of December 31, 2022
Deferred tax assets:
Compensation and benefits	$2,618
Inventory	1,082
Accrued liabilities and reserves	1,873
Lease obligations	669
Capitalized research and development costs	6,203
Tax credit carryforwards	288
Interest expense limitation carryforwards	21,731
Net operating loss carryforwards	4,020
Other	275
Deferred tax assets, gross	38,759
Valuation allowance	(40)
Total deferred tax assets, net	$38,719

Deferred tax liabilities:
Fixed assets	$(3,241)
Right of use assets	(674)
Intangible assets and goodwill	(37,996)
Other	(888)
Total deferred tax liabilities	(42,799)
Net deferred tax liability	$(4,080)

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Deferred taxes were classified in the Combined Balance Sheet as of December 31, 2022, as follows:

As of December 31, 2022
Other non-current assets	$94
Deferred income taxes	(4,174)
Net deferred tax liability	$(4,080)

As of December 31, 2022, the Company had net operating loss carryforwards for U.S. federal income tax purposes of $12.2 million all of which has an indefinite carryforward period. The entirety of this net operating loss carryforward balance was acquired via previous transactions and is subject to limitations under Section 382 of the U.S. Internal Revenue Code of 1986. These carryforwards are available, subject to certain limitations, to offset future taxable income. Additionally, the Company has net operating loss carryforwards in various foreign jurisdictions totaling $5.8 million, for which the principal balance has an indefinite carryforward period.

As of December 31, 2022, the Company had interest expense carryforwards for U.S. income tax purposes of $86.8 million. The entire amount has an indefinite carryforward period. These carryforwards are available, subject to certain limitations, to offset future taxable income.

As of December 31, 2022, the Company had U.S. state research and development credit carryforwards of $0.3 million, certain of which expire from 2027 to 2032, and certain of which have an indefinite carryforward period.

The Company evaluated its ability to realize tax benefits associated with deferred tax assets and concluded, based on the available evidence, that is more likely than not that certain of these deferred tax assets will not be fully realized. The valuation allowance at December 31, 2022, relates to the portion of tax credit carryforwards that we do not expect to be able to utilize.

The Company asserts that any excess amount of financial statement reporting over the tax basis in investments in foreign subsidiaries is indefinitely reinvested, and the determination of any deferred tax liability on this amount is not practicable.

Note 12 – Management of Financial Risks

The Company is exposed to various financial risks arising from its business activities. In particular, changes in interest rates and exchange rates can have a significant effect on the net assets, financial position and results of operations of the Company. In addition, the Company is exposed to credit risks, which result mainly from trade receivables, gross amounts due from customers for contract work and financial receivables from factoring. Liquidity risks also exist as a result of fluctuations in cash flows.

The Company has issued internal guidelines for risk controlling procedures, which govern the use of financial instruments and thereby include a clear segregation of duties with regard to the operative financing activities, their settlement and accounting, and the controlling of the financial instruments. The guidelines on which the Company's risk management processes are based are designed to identify and analyze the risks throughout the Company. They are furthermore designed to limit and control the risks appropriately, and to monitor them.

Credit risks

Credit risk is the risk of economic loss that arises when a counterparty fails to comply with its contractual payment obligations. The credit risk includes the direct risk of default due to a deterioration in the counterparty's liquidity situation associated with the risk of a concentration of individual risks. The Company has one customer that comprises approximately 24% of revenue for 2022. Despite this concentration, the Company assesses that the associated credit risk is mitigated due to the Company being in a liability position with this customer, where the prepaid amount exceeds the value of work performed to -date. In the event of a non-payment, the Company retains the option to stop work on the contract and the cumulative funds received to-date surpass the corresponding costs incurred. The Company has no material concentration of credit risk or default risk, either with regard to customers or to individual countries.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

For all business relationships providing the basis for primary financial instruments, the rule applies that, in order to minimize the default risk, collateral shall be demanded, credit reports or references be obtained or historical data relating to the past business relationship be used, particularly data regarding payment history, depending on the nature and amount of the respective transaction. Commensurate valuation allowances are recognized in order to factor in the identifiable default risks that cannot be excluded for individual receivables, as well as the company's general credit risk.

Liquidity risks

Liquidity risk is defined as the risk that arises when a company may be unable to fulfill its financial obligations. The Company counters this risk with a liquidity forecast for the entire Company based on a fixed planning horizon. The Company manages its liquidity by having sufficient liquid funds and bank credit lines available in addition to maintaining its cash flows from operating activities, primarily cash inflows from trade receivables.

Note 13 – Related Party

The combined financial statements have been prepared on a standalone basis and are derived from the combined financial statements and accounting records of Parent. The following discussion summarizes activity between the Company and Parent and the receivables from affiliated entities balances shown separately.

Allocation of General Corporate and Other Expenses

The combined statements of operations include expenses for certain centralized functions and other programs provided and administered by Parent that are charged directly to the Company. In addition, for purposes of preparing these combined financial statements on a carve-out basis, a portion of Parent’s general corporate expenses has been allocated to the Company. Costs were allocated to the Company based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues or headcount, as applicable. Management considers the basis on which the expenses have been allocated to reasonably reflect the benefit received by the Company during the period presented. However, the allocations may not reflect the expenses the Company would have incurred if it had been a standalone company for the period presented.

The following table is a summary of corporate and other allocations:

Year Ended December 31,
2022
General and administrative expenses	24,142
Research and development expenses	$771
Sales and marketing expenses for commercial strategy	420
Total Corporate and other allocations	$25,333

Revenue and Receivables from affiliated entities

The Company sells products to affiliate entities and revenues and cost of goods sold were $7.1 million and $5.1 million, respectively, for the year ended December 31, 2022. The receivables due from affiliated entities was $2.1 million as of December 31, 2022 and is included in the Trade Receivables in the Combined Balance Sheet.

Note 14 – Commitments and Contingencies

From time to time, we are involved in litigation, claims, government inquiries, investigations and proceedings, including but not limited to those relating to environmental exposures, intellectual property matters, personal injury claims, product liabilities, regulatory matters, commercial and government contract issues, employment and employee benefit matters, commercial or contractual disputes, and securities matters.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information including our assessment of the merits of the particular claim, as well as our current reserves and insurance coverage, we do not expect that such legal proceedings will have any material adverse impact on our financial statements.

Note 15 – Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 25 2023, the date at which the combined financial statements were available to be issued for potential recognition or disclosure in the combined financial statements. There were no material recognized or unrecognized subsequent events.